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                                                                  Exhibit 5.3


                              [DEHENG LETTERHEAD]


TO:  CHINA FINANCE ONLINE CO.,
     LIMITED. (THE "COMPANY")


RE:  PENDING CLAIMS FILED AGAINST
     CFO BEIJNG

                                                           September 21, 2004

Ladies and Gentlemen,


1. We are lawyers duly licensed in the People's Republic of China (the "PRC") and are qualified to issue professional legal opinions on the laws and regulations of the PRC.

2. As experts in the fields of PRC labor laws and practice, we are retained by the China Finance Online (Beijing) Co., Ltd. ( "CFO BEIJING") acting as PRC counsel to CFO Beijing, a limited liability company incorporated under the laws of the PRC and the wholly owned subsidiary of the Company, in relation to CFO Beijing's defense against the current pending claims filed by its former employees (the "CLAIMANTS") against CFO Beijing with the People's Court of Xi Cheng District in Beijing, in which Claimants allege that CFO Beijing owed him unpaid overtime compensation (the "CLAIMS") in each of their respective applications. These Claims have been disclosed in the prospectus included in the registration statement on Form F-1 to be filed by the Company with the U.S. Securities and Exchange Commission for the Company's proposed offering of its American Depositary Shares as evidenced by American Depositary Receipts on the NASDAQ National Market.

3. We have been requested to give this opinion with regard to the potential impact of the Company relating to the Claims.

4. This opinion is rendered on the basis of the PRC Laws (other than the laws of Hong Kong, Macao or Taiwan) effective as at the date hereof. We do not purport to be experts on, neither do we purport to be generally familiar with, or qualified to express legal opinions based on, any laws other than the laws of the PRC and accordingly, we express no legal opinions herein based upon any laws other than the laws of the PRC.



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5.   In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction as true copies of originals, of documents provided to us by the Company and CFO Beijing and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and CFO Beijing and other instruments as we have deemed necessary for the purposes of rendering this opinion.

6. For the purpose of providing this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us (the " DOCUMENTS")as originals and the conformity with original documents of those documents submitted to us as copies. We have also assumed that all representations and statements provided by the Company and CFO Beijing, whether in written or oral form, are true, accurate and reliable. We have further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and representatives of the Company and CFO Beijing with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents.

7. Based on the foregoing and our review of the Documents, as well as our finding that the claims can not stand due to the lack of legal basis and substantive evidence, therefore we are of the opinion that these Claims will not result in material liability to the Company.

We hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and to the references to us under the headings, "Risk Factors" and "Business" in the Prospectors contained in the Registration Statement..

     For more information on DeHeng Law Office, please visit the website: www.dhl.com.cn.


Regards,

Yours faithfully,

/s/ Wang Jianping

Attorney at Law
DeHeng Law Office